Exhibit 99.1

TELA Bio Reports Third Quarter 2025 Financial Results and Refinancing and Upsizing of Credit Facility

MALVERN, PA, November 13, 2025 -- TELA Bio, Inc. ("TELA Bio"), a commercial-stage medical technology company focused on providing innovative soft-tissue reconstruction solutions, today reported financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 Financial Highlights

•	Revenue of $20.7 million, a 9% increase from the third quarter of 2024

•	Revised full year 2025 revenue guidance of at least 16% growth over full year 2024

Recent Strategic Highlights

•	Strengthened capital position with a credit facility up to $70.0 million debt with Perceptive Advisors

•	Expanded Board capabilities with appointments of Betty Jo Rocchio and Bill Plovanic

•	Accelerated hiring in the US sales organization, achieving 2025 target

“We demonstrated continued growth and meaningful progress this quarter, resulting from a strengthened leadership team and strategic changes to enhance our commercial organization,” said Antony Koblish, Co-Founder and Chief Executive Officer.

“I am pleased to see that the changes we’ve implemented within our sales organization are translating into tangible momentum,” said Jeffrey Blizard, President. “Our continued focus on building a patient-centric, performance-driven culture—grounded in fiscal discipline—is delivering results and laying a strong foundation to re-accelerate growth in 2026.”

Third Quarter 2025 Financial Results

Revenue was $20.7 million in the third quarter of 2025, an increase of 9% compared to the same period in 2024. The increase was primarily driven by the addition of new customers, growing international sales, and the U.S. launch of larger-sized OviTex PRS configuration. This growth was partially offset by a decrease in average selling prices for our hernia products, caused by a shift in product mix as the share of smaller-sized units increased.

Gross profit was $14.0 million in the third quarter of 2025, or 67.5% of revenue, compared to $12.9 million, or 67.8% of revenue, in the same period in 2024.

Operating expenses were $21.5 million in the third quarter of 2025, compared to $22.2 million in the same period in 2024. The decrease was due to lower compensation and benefits primarily from less severance costs and decreased travel expenses, which were partially offset by higher commission costs on an increased revenue base, additional study and outside development costs, and increased professional fees.

Loss from operations was $7.6 million in the third quarter of 2025, compared to a loss from operations of $9.4 million in the same period in 2024.

Net loss was $8.6 million in the third quarter of 2025, compared to a net loss of $10.4 million in the same period in 2024.

Cash and cash equivalents on September 30, 2025, totaled $29.7 million.

Revised 2025 Financial Guidance

Full year 2025 revenue is projected to grow at least 16% over 2024.

Subsequent Events

Subsequent to the end of the third quarter, the Company closed on a credit facility for up to $70.0 million from Perceptive Advisors (“Perceptive”). The Perceptive credit facility consists of an initial loan of $60.0 million received at closing and an additional $10.0 million that can be drawn at the Company’s option by April 30, 2027 upon satisfaction of certain conditions, including, but not limited to, the achievement of net revenue thresholds. The facility matures on November 14, 2030, and bears interest at a rate equal to 7.85% plus the greater of one-month Term SOFR or 4.25%. The facility is interest-only until maturity.

Conference Call

TELA Bio will host a conference call at 4:30 p.m. Eastern Time on Thursday, November 13, 2025 to discuss its third quarter financial results. Investors interested in listening to the conference call should register online. Participants are required to register a day in advance or at minimum 15 minutes before the start of the call. A replay of the webcast can be accessed via the Events & Presentations page of the investor section of TELA Bio's website.

About TELA Bio, Inc.

TELA Bio, Inc. (NASDAQ: TELA) is a commercial-stage medical technology company focused on providing innovative technologies that optimize clinical outcomes by prioritizing the preservation and restoration of the patient's own anatomy. The Company is committed to providing surgeons with advanced, economically effective soft-tissue reconstruction solutions that leverage the patient's natural healing response while minimizing long-term exposure to permanent synthetic materials. For more information, visit www.telabio.com.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations are forward-looking statements and reflect the current beliefs of TELA Bio's management. Such forward-looking statements include statements relating to our expected revenue and revenue growth for the full year 2025, expectations regarding operational efficiency and anticipated benefits from the Perceptive credit facility. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors that could cause actual results and events to differ materially and adversely from those indicated by such forward-looking statements including, among others: the impact to our business from macroeconomic conditions, including recessionary concerns, banking instability, changes in market interest rates, monetary policy changes, changes in trade policies, including tariffs and trade protection measures, and inflationary pressures, potentially impacting our ability to market our products; demand for our products related to changes in volumes or frequency of surgical procedures, including due to outbreak of illness or disease, cybersecurity events impacting hospital operations, potential hospital closures, labor and hospital staffing shortages, supply chain disruptions to critical surgical and hospital supplies, pricing pressures or any other applicable adverse healthcare economic factors; our ability to achieve or sustain profitability; our ability to gain market acceptance for our products and to accurately forecast and meet customer demand; our ability to compete successfully; that data from earlier studies related to our products and interim data from ongoing studies may not be replicated in later studies or indicative of future data; that data obtained from clinical studies using our product may not be indicative of outcomes in other surgical settings; our ability to maintain and benefit from our enhanced operations and expanded market access our ability to enhance our product offerings; product development and manufacturing problems; capacity constraints or delays in production of our products; maintenance of coverage and adequate reimbursement for procedures using our products; and product defects or failures. These risks and uncertainties are described more fully in the "Risk Factors" section and elsewhere in our filings with the Securities and Exchange Commission and available at www.sec.gov, including in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statements that we make in this announcement speak only as of the date of this press release, and TELA Bio assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise after the date of this press release, except as required under applicable law.

Investor Contact
Louisa Smith

ir@telabio.com

TELA Bio, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$29,713	$52,670
Accounts receivable, net of allowances of $239 and $275	11,274	10,098
Inventory	11,558	12,781
Prepaid expenses and other current assets	3,503	2,522
Total current assets	56,048	78,071
Property and equipment, net	2,213	2,341
Intangible assets, net	1,454	1,739
Right-of-use assets	1,560	1,738
Other long-term assets	—	2,276
Deferred tax asset, net	62	140
Restricted cash	250	265
Total assets	$61,587	$86,570

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,373	$2,147
Accrued expenses and other current liabilities	14,604	13,451
Total current liabilities	16,977	15,598
Long-term debt	41,494	41,124
Other long-term liabilities	1,559	1,390
Total liabilities	60,030	58,112

Stockholders’ equity:
Preferred stock; $0.001 par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $0.001 par value: 200,000,000 shares authorized; 40,341,535 and 39,395,712 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	40	39
Additional paid-in capital	389,946	387,059
Accumulated other comprehensive income	91	90
Accumulated deficit	(388,520)	(358,730)
Total stockholders’ equity	1,557	28,458
Total liabilities and stockholders’ equity	$61,587	$86,570

TELA Bio, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue	$20,689	$18,957	$59,406	$51,651
Cost of revenue (excluding amortization of intangible assets)	6,625	6,004	18,535	16,099
Amortization of intangible assets	95	95	285	285
Gross profit	13,969	12,858	40,586	35,267
Operating expenses:
Sales and marketing	15,227	16,472	48,692	50,691
General and administrative	3,948	3,683	11,910	11,133
Research and development	2,348	2,068	7,091	6,784
Total operating expenses	21,523	22,223	67,693	68,608
Other operating income:
Gain on sale of product line	—	—	—	7,580
Loss from operations	(7,554)	(9,365)	(27,107)	(25,761)
Other (expense) income:
Interest expense	(1,201)	(1,344)	(3,608)	(4,007)
Other income	152	337	1,010	1,135
Total other expense, net	(1,049)	(1,007)	(2,598)	(2,872)
Loss before income tax expense	(8,603)	(10,372)	(29,705)	(28,633)
Income tax expense	—	—	(85)	—
Net loss	$(8,603)	$(10,372)	$(29,790)	$(28,633)
Net loss per common share, basic and diluted	$(0.19)	$(0.42)	$(0.66)	$(1.16)
Weighted average common shares outstanding, basic and diluted	45,421,795	24,703,578	45,351,947	24,648,933
Comprehensive loss:
Net loss	$(8,603)	$(10,372)	$(29,790)	$(28,633)
Foreign currency translation adjustment	(2)	51	1	58
Comprehensive loss	$(8,605)	$(10,321)	$(29,789)	$(28,575)